Exhibit 99.1
News Release
Nasdaq: APAGF
Date:      Aug. 8, 2008
Apco Argentina Reports Second-Quarter 2008 Results
     TULSA, Okla. — Apco Argentina Inc. today announced that for the three and six-month periods ended June 30, 2008, it generated unaudited net income of $7.2 million and $13.6 million, or $0.24 and $0.46 per share, compared with net income of $8.3 million and $16.0 million for the comparable periods in 2007.
     The $1.1 million decrease in net income for second-quarter 2008 is due primarily to an increase of $1.7 million in exploration expense that includes a charge to dry hole expense of $1.2 million related to the unsuccessful LdG.x-1 well drilled in the Capricorn exploration block, and $523,000 related to Apco’s net share of the acquisition of approximately 200 square kilometers of 3D seismic information on the Bajada del Palo concession.
     Compared with second-quarter 2007, Apco’s operating revenues increased by $2.4 million. Revenues for the quarter benefited from a $1.2 million retroactive oil price adjustment that relates to the company’s Medanito crude oil production from the Neuquén basin that was sold over the period from mid November 2007 through March 2008.
     During the second quarter of 2008, oil and plant product sales volumes and prices, net of the retroactive adjustment, increased compared with the same quarter in 2007. The benefits of these increases to volumes and prices, together with lower income taxes, were more than offset by a decrease in natural gas prices, higher non-exploration costs and expenses, and lower equity income from Argentine investments.
     The $2.4 million decrease in net income for the first six months of 2008, compared with the same period in 2007, is the result of higher costs and expenses, lower equity income from Argentine investments and a decrease in natural gas prices that more than offset the impact of increases in oil, natural gas and plant product sales volumes, increases in oil and plant product prices and lower income taxes.
2008 Capital Investment Update
     Since the beginning of 2008, Apco and its partners have drilled 20 of the 35 wells planned for 2008 in the Entre Lomas concession. To date, all wells drilled have either come on line as producers or will be completed and put into production during the third quarter.
     In the Tierra del Fuego concessions, Apco and its partners continued the second development and exploration drilling campaign that commenced in September 2007. To date, 15 wells have been drilled with a sixteenth well in progress. Of the 15 wells drilled in Tierra del Fuego, six have been put on production as oil producers, three are shut-in gas wells awaiting capacity expansion, one oil well is currently being completed, two wells have been logged with casing set and are awaiting completion, one well requires repairs and is under evaluation and two wells are non-productive.
     Additional activity for the first six months of 2008 included ongoing investments to increase treating, compression and transportation capacity that will provide Apco’s interests with a connection to the San Martín pipeline. This is designed to enable a significant increase in gas production with corresponding increases in condensate production.
     In the Agua Amarga exploration permit, after putting the Charco del Palenque x-1001 discovery well into production during the first quarter of 2008, the company and its partners successfully drilled a confirmation well and a second exploration well, the Charco del Palenque x-1002. Both wells have been put into production. Apco and its partners currently expect to drill more wells in the permit before the end of 2008.
     During the second quarter of 2008, the company and its partners completed the acquisition of approximately 200 square kilometers of 3D seismic images over the northeast sector of the new Bajada del Palo concession, commenced a well reactivation campaign and started drilling the first well of an eight-well drilling campaign scheduled for the balance of 2008.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended June 30,	2008	2007
Operating Revenue	17,165	14,768
Investment Income	4,956	5,412
Net income	7,192	8,323
Per share*	0.24	0.28

Six months ended June 30,	2008	2007
Operating revenue	32,385	28,962
Investment income	8,989	10,848
Net income	13,641	16,017
Per share*	0.46	0.54

*	All per share amounts have been adjusted to reflect the four-for-one share split effected in the fourth quarter of 2007.
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570

Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: Apco’s ability to extend the terms of the concessions in which it participates; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; Apco’s ability to obtain and successfully develop new reserves; Apco’s ability to contract for drilling rigs on reasonable terms; Apco’s reliance on a relatively small group of customers; the competence and financial resources of the operators of concessions in which Apco participates; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available from our offices or at www.sec.gov.
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